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[LOGO OF JOHN HANCOCK          John Hancock Life Insurance Company of New York
APPEARS HERE]                  A Stock Company

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                                  ENDORSEMENT
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This endorsement is part of your policy. It takes effect at the same time as your policy. Except where the endorsement provides otherwise, all the provisions of the policy continue to apply.

ALLOCATIONS AND TRANSFERS

In lieu of the two transfers per month restriction, we may permit a corporation or other entity that purchases this policy as a means to finance liabilities created by an employee benefit plan to rebalance the investment options in its policies within the following limits:

    (i) during the 10 calendar day period after any policy values are transferred from one investment account into a second investment account, the values can only be transferred out of the second investment account if they are transferred into the money market Investment Account; and

    (ii) any policy values that would otherwise not be transferable by application of the 10 day limit described above and that are transferred into the money market Investment Account may not be transferred out of the money market Investment Account into any other accounts (fixed or investment) for 30 calendar days

                                JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK

                                          [SIGNATURE OF PRESIDENT APPEARS HERE]

 06COLINYE                            1